_
                                                           FOR IMMEDIATE RELEASE

               CONAGRA FOODS REPORTS SOLID FOURTH QUARTER & FISCAL
                    2003 RESULTS; PORTFOLIO PROGRESS ON TRACK


Highlights (versus a year ago):

o    Fourth Quarter Diluted EPS = $0.28 vs. $0.36:

     >> Fourth quarter 2003 diluted EPS of $0.28 includes $0.14 per diluted share loss relating to the pending divestiture and discontinuation of chicken operations.

o    Fiscal Year Diluted EPS = $1.46 vs. $1.47:

     >> Fiscal year diluted EPS of $1.46 includes $0.13 per share of loss relating to the pending divestiture and discontinuation of chicken operations.

     >> Income from continuing operations (before cumulative effect of change in accounting) increased significantly, reflecting lower amortization expense, lower interest expense, significant improvement at United Agri Products, Packaged Foods operating margin expansion, and a favorable insurance settlement.

     >> As part of ongoing portfolio improvement initiatives, the company sold its fresh beef and pork business, its canned seafood business, and its cheese operations, and also agreed to sell its chicken business.

Key 2003 Operating Results:

o    The  company's  recent  divestiture  activity   significantly  impacts  the
     year-over-year comparability of sales and operating profits.

o Packaged Foods operating profit increased due to effective cost management, improved mix, and growth for key brands. Packaged Foods operating margin reached 13.4% up from 12.7% last year.

o Food Ingredients operating profit decrease was primarily due to lower volumes and margins for certain spice products.

o The Meat Processing segment posted an operating profit decrease due to the removal of fresh beef and pork operating profits from the company's earnings base following the divestiture. As a result of the fresh beef and pork divestiture and the planned chicken divestiture, the company will no longer have any current Meat Processing segment activities.

o Agricultural Products posted a profit increase due to better customer and product mix and successful cost management initiatives.


OMAHA, Neb., June 26, 2003--Today ConAgra Foods, Inc. (NYSE: CAG), one of America's leading packaged food companies, reported diluted EPS of $0.28 for the fourth quarter ended May 25, 2003, versus $0.36 in the comparable period last fiscal year. The quarter's results include $0.14 per share loss related to discontinued operations, $.13 per share of which was due to a write down of chicken assets as part of the pending chicken company divestiture. Diluted EPS for fiscal 2003 was $1.46, compared to $1.47 in fiscal 2002. Fiscal 2003 EPS also includes $0.13 per share of loss relating to discontinued chicken operations. Other items affecting the comparability of year-over-year EPS results are discussed toward the end of this document.

Reflecting the divestitures in the Meat Processing segment as well as the divestiture of canned seafood, cheese processing, and other operations, sales for the fourth quarter declined, as planned, to $3.9 billion from $5.9 billion last year. Similarly, fiscal year sales were approximately $20 billion, a decline as planned from over $25 billion last year. As a result, operating profit for the quarter increased 4% to $500 million, and operating profit for the year decreased 1% to $1.9 billion. Packaged Foods operating margins (operating profit divided by sales) expanded to 13.4% from 12.7% for the year. Income from continuing operations increased 25% to $225 million for the quarter and 14% to $840 million for the year.

Bruce Rohde, chairman and chief executive officer, commented, "We have made significant progress this year transforming ConAgra Foods by reshaping the company to develop a richer business model. Following a series of strategic branded acquisitions over the last several years, fiscal 2003 was a year of reshaping our portfolio to focus on high-quality, high-margin brands and products that have wide appeal to consumers and trade customers. We reached important milestones this year by divesting fresh beef and pork, seafood, and several cheese operations, and by our agreement to sell our chicken operations. This helps focus our resources to better serve our customers and consumers as we work on becoming America's Favorite Food Company."

He went on to say, "We are encouraged by the year's improvement in overall operating margins and solid cash flow. We will continue to focus on brand-building, operating efficiencies, customer service, better margins, and better returns. Because we have divested commodity-oriented businesses, we should also benefit from lower volatility of earnings. We expect our future financial performance to reflect the strength we have been building through our portfolio, operations, marketing, logistics, and capital deployment strategies."

Segment Changes

During the quarter, the company reclassified its chicken operations to discontinued operations. In addition, the basic ingredients businesses, which include the commodity sourcing and merchandising functions, have been moved from the Agricultural Products reporting segment to the Food Ingredients reporting segment. Those items are explained in more detail toward the end of this document.

Statement of Financial Accounting Standards (SFAS) 142

Although SFAS 142 favorably impacted the quarter and fiscal year EPS results, this had no significant impact on segment operating profit, as segment operating profit excludes goodwill amortization. SFAS 142 provides guidance for the accounting for intangibles, including goodwill and brands.

                                 Packaged Foods

               (85% of Fiscal 2003 Total Company Operating Profit)

During the quarter, the company divested its canned seafood business as well as two cheese processing businesses. Packaged Foods sales were $3.1 billion for the quarter, 3% less than last year, reflecting the divestitures; lower selling prices, the result of lower input costs, also dampened overall sales growth. This quarter, brand volume trends showed gains for several major frozen, snack, and refrigerated brands like ACT II, Banquet, Eckrich, Egg Beaters, Hebrew National, Kid Cuisine, Marie Callender's, Orville Redenbacher's, and Reddi-wip, and declines for some shelf-stable products, like Chef Boyardee, Hunt's, and Wesson.

Overall sales for foodservice-oriented products were down slightly for the quarter; however, sales for some product types like frozen seafood, specialty potato products, and frozen pizzas increased. The company believes the overall foodservice outlook has improved compared to earlier in fiscal 2003.

Overall segment operating profit declined $19 million to $418 million, reflecting a $24 million reduction to inventory values for some refrigerated foodservice meat products. Advertising and promotion expense increased during the quarter as the company continues to invest in marketing and brand building to reinforce consumer franchises and fuel profitable future growth.

For the fiscal year, Packaged Foods sales were $12.3 billion, down from $12.5 billion last year, reflecting lower input costs and corresponding selling prices for some product types, as well as divestitures. Several key snack and frozen brands posted sales gains for the year, contributing to the segment's overall mix improvement. Operating profit for the Packaged Foods segment for the fiscal year grew 3%, mostly the result of mix improvement and effective cost management. Advertising and promotion expense increased during the year as the company continues to invest in marketing and brand building. Overall Packaged Foods operating margin reached 13.4% for fiscal 2003, significantly higher than the 12.7% for fiscal 2002.

There are several initiatives underway to expand the profitability of the Packaged Foods segment, including increased investment to strengthen the equity of major brands, innovation with new products, and improved product quality. In addition, the company considers SKU reduction, administrative expense reductions, and the streamlining of its supply chain and logistics functions to be important components of its goal to expand Packaged Foods segment margins in fiscal 2004 and beyond.

                                Food Ingredients

               (7% of Fiscal 2003 Total Company Operating Profit)

During the quarter, sales for the Food Ingredients segment were $530 million, up from $474 million last year, reflecting strong top-line performance for milled products and basic ingredients operations, largely reflective of higher underlying input costs for grain-based products. Operating profit decreased to $26 million due to lower margins for milled products and specialty spice products, as well as increased systems development and administrative expenses. For the fiscal year, sales reached $2.2 billion, up from $2.0 billion last year, and operating profit decreased to $133 million from $198 million. The year's lower operating profits were mostly due to weaker volumes and margins in the company's milled and specialty spice businesses, largely resulting from an intensely competitive environment.

The Food Ingredients segment now includes the company's basic ingredients businesses, which are the company's commodity sourcing and merchandising functions; those functions were previously included in the Agricultural Products segment. Historical segment results have been reclassified to reflect this segment change.

                                 Meat Processing

               (5% of Fiscal 2003 Total Company Operating Profit)

During the quarter, the company settled an insurance claim related to a fire at a beef plant previously owned by the company in Garden City, Kan. The insurance proceeds represented a recovery for the loss of facilities, inventory, and related items. As a result of the settlement, the company realized approximately $50 million of operating profit in the fourth quarter, or approximately $0.06 per diluted share. The destroyed plant was part of the fresh beef and pork business divested earlier in fiscal 2003. For fiscal 2003, Meat Processing sales were $2.5 billion and operating profit was $99 million, substantially below fiscal 2002 amounts, which reflects the fresh beef and pork divestiture.

On June 9, 2003,  the  company  announced  the sale of its  chicken  business to
Pilgrim's Pride Inc.; the transaction is expected to close in the summer of 2003. The company will now report current and historical chicken operating results as discontinued operations, and those results are no longer part of the Meat Processing segment. In the fourth quarter, the company recorded an impairment charge of approximately $0.13 per share, a write down of chicken assets as part of the pending chicken company divestiture. Reclassifying this business to discontinued operations has resulted in adjustments to certain historical amounts. Those adjustments are detailed in the question-and-answer document relating to this release on the company's Web site at www.conagrafoods.com under the section for Investors.

                              Agricultural Products

               (3% of Fiscal 2003 Total Company Operating Profit)

During the fourth quarter, sales for the company's Agricultural Products segment were $307 million, down from $346 million last year, primarily reflecting planned changes in customer mix. The segment posted an operating profit of $6 million, compared to a loss of $40 million in the fourth quarter of last year. Improved customer and product mix, as well as effective cost management, accounted for the operating profit improvement for the quarter.

For fiscal 2003, sales for the Agricultural Products segment totaled $2.9 billion, compared with $3.2 billion last fiscal year. Operating profits increased for the year to $49 million, $85 million higher than last fiscal year, reflecting a successful turnaround for this business over the last two fiscal years.

The company's Agricultural Products segment includes only results for United Agri Products (UAP), which distributes crop inputs to the grower community. The company's basic ingredients businesses, which are the commodity sourcing and merchandising functions, were previously reported in this segment, and are now a part of the Food Ingredients segment. Historical segment results have been changed to reflect this classification change.

Interest,  Taxes,  Corporate  Expense & Capital  Expenditures

Interest expense declined $44 million to $59 million for the fourth quarter. During the quarter, the company's effective tax rate was approximately 31%, significantly lower than in previous quarters and largely due to the tax impact of recent divestitures. Corporate expenses for the fourth quarter increased to $134 million. Excluding amounts for discontinued operations, capital expenditures were $123 million compared with $141 million in the fourth quarter of fiscal 2002. Excluding amount for discontinued operations, depreciation and total amortization was $100 million for the quarter versus $145 million last year. Dividends paid were $131 million, compared with $124 million last year.

For fiscal 2003, interest expense declined approximately $125 million to $276 million. The effective tax rate for fiscal 2003 was approximately 35%, lower than last year's tax rate, primarily reflecting the impact of SFAS 142 and divestitures. Corporate expenses increased to $411 million from $279 million, partly reflecting transaction and divestiture-related costs as well as increased expenses for marketing initiatives, systems, pension, employee medical benefit costs, and other items. Excluding amounts for discontinued operations, capital expenditures were $391 million compared with $476 million last fiscal year. Excluding amounts for discontinued operations, depreciation and total amortization was $401 million for the fiscal year versus $564 million last year. Dividends paid were $509 million, compared with $483 million.

Outlook

Rohde remarked, "We enter fiscal 2004 as a more focused company, aggressively pursuing our goal of developing a richer business model. We expect to continue to improve our mix, margins, and returns for the long-term benefit of our shareholders by building brands, channel expertise, and strong franchises with our customers and consumers. Shaping our portfolio, achieving efficient operations, and refining our sales and distribution expertise are underway and gaining momentum. We look forward to reporting on our progress."

The company's long-term expectation is for operating earnings from businesses owned for the entire fiscal year to grow at a annual rate in the mid-to-high single digits, likely 5-9% in most years, reflecting anticipated industry conditions and opportunities for cost savings and product mix improvement. The company is aggressively reviewing all aspects of its supply chain and manufacturing network for future profit improvement opportunities, and will make significant changes to them in fiscal 2004, if warranted, to improve the prospects of long-term profitability. Given that fiscal 2004 could be impacted by these and other factors, including the possibility of short-term earnings charges associated with possible changes to the supply chain and manufacturing network, the company is not providing specific EPS guidance for full year fiscal 2004.

Due to a change in business mix year-over-year and plans for concentrated marketing spending, the company expects EPS for the first quarter of fiscal 2004 to be below that of fiscal 2003. The first quarter of fiscal 2003 included operating profit from the divested fresh beef and pork operations, while the first quarter of fiscal 2004 will have no such operating profit.

As the company states in its 2002 annual report regarding its EPS expectations for most years, there may be years when the company experiences strong year-over-year EPS growth and other years when the company experiences more modest growth or even EPS declines. This is largely due to changes in market conditions and business cycles as well as the need for concentrated marketing investment or other strategic moves, which can at times depress short-term earnings. Acquisitions, divestitures, and other events can impact results in any given year.

Major Items Affecting EPS Comparability

In addition to the write down of chicken assets as part of the pending chicken company divestiture, several factors impact the comparability of year-over-year EPS for the quarter and the full fiscal year. Fourth quarter and fiscal 2003 EPS include $0.06 and $0.23, respectively, of benefit due to no longer amortizing certain intangibles per industry wide required adoption of SFAS 142. Due to the fresh beef and pork divestiture, fresh beef and pork related profits were $0.04 and $0.15 per diluted share lower in the fourth quarter and full fiscal year 2003, respectively, as compared with the applicable periods in fiscal 2002. The current quarter and full year's results also include a favorable $.06 per diluted share effect of insurance settlement related to a plant fire.

In addition, the company incurred increased pension expense due to a planned reduction in the discount rate and lower asset return assumptions. Also, the company was unfavorably impacted by lowering inventory values at its garlic and refrigerated foodservice businesses.

Change to Reporting Segments

Effective this quarter, there are two major changes to the company's segment reporting and historical results:

o The company previously reported an agreement to sell its chicken business. That transaction is expected to close in the summer of 2003. Because of that agreement, the results for the chicken business, which were previously reported under the Meat Processing segment, are now reported as results from discontinued operations. Reclassifying the chicken results in such a manner impacts certain amounts, including current and historical segment results. Overall current and historical diluted EPS does not change as a result of the classification changes.

o As a result of organizational changes and consolidation for operational efficiencies, as well as senior leadership changes within the Food Ingredients segment, the company has changed the Food Ingredients reporting segment so that it now includes results for the basic ingredients operations, which include the commodity procurement and merchandising functions. Those functions were previously reported as part of the Agricultural Products reporting segment. As a result of this reclassification, the Food Ingredients segment now includes results for milled products, the specialty spice operations, and basic ingredients. The Agricultural Products segment now only includes results for United Agri Products (UAP), its crop inputs distribution business.

Change in Reporting of Equity Method Investment Earnings

As previously reported, on September 19, 2002, the company sold the majority of its fresh beef and pork businesses to a venture led by Hicks, Muse, Tate & Furst of Dallas, Texas. This transaction was part of the company's agenda to concentrate capital in branded and value-added businesses. As a result of the transaction, the company owns an equity interest in the new Swift & Co. ConAgra Foods now reports its portion of the earnings from all of its joint ventures, including Swift & Co., as equity method investment earnings. The company's earnings from those activities were previously reported in the operating profits of the applicable reporting segments. Reclassifying these earnings from operating profit to equity method investment earnings has resulted in adjustments to historical reporting segment operating profit numbers. Reclassified historical segment operating profit numbers are available in the question-and-answer document relating to the December 19, 2002 earnings release on the company's Web site at www.conagrafoods.com under the section for Investors.

ConAgra Foods, Inc. (NYSE: CAG) is one of North America's largest packaged food companies, serving consumer grocery as well as restaurant and foodservice establishments. Popular ConAgra Foods consumer brands include: Hunt's, Healthy Choice, Banquet, Armour, Louis Kemp, La Choy, Lunch Makers, Knott's Berry Farm, Wesson, Blue Bonnet, Kid Cuisine, Parkay, Reddi-wip, Marie Callender's, Cook's, Butterball, ACT II, Slim Jim, Eckrich, Chef Boyardee, Orville Redenbacher's, PAM, Snack Pack, Van Camp's, Peter Pan, Hebrew National, Gulden's, Pemmican, Swiss Miss, and many others. For more information, please visit us at www.conagrafoods.com.

Discussion of Results

A discussion of ConAgra Foods' fourth quarter results by Bruce Rohde, chairman and chief executive officer; Jim O'Donnell, executive vice president and chief financial officer; and Chris Klinefelter, vice president of investor relations, will be available today at 8:00 a.m. EDT. To access the discussion, call toll-free at 1-877-447-8217. International callers should dial 1-706-679-0415. On the Internet, you may access the discussion at http://www.conagrafoods.com/investors. No passcode or call identification number is needed for the call at 8:00 a.m. EDT. A digital replay of the discussion will be available after 9:00 a.m. EDT at 1-800-642-1687 and at 1-706-645-9291 for
international callers. The conference identification number for the digital replay for domestic and international callers is 9851129. The company has posted question-and-answer information relating to this release and an audio archive of management's discussion at http://www.conagrafoods.com/investors. See ConAgra Foods' Web site for recent news at http://www.conagrafoods.com.

Note on Forward-Looking Statements:

This news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Future economic circumstances, industry conditions, company performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company's businesses and other risks described in the company's reports filed with the Securities and Exchange Commission are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. The company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

ConAgra Foods, Inc.

Segment Operating Results
In millions                              FOURTH QUARTER - 13 Weeks Ended
                                         -------------------------------

                           May 25, 2003         May 26, 2002     Percent Change
                           ------------         ------------        -------

SALES
Packaged Foods               $3,072.9             $3,155.3           (2.6)%
Food Ingredients                530.0                473.5
                                                                     11.9%
Meat Processing                   -                1,899.9         (100.0)%
Agricultural Products           306.6                346.1          (11.4)%
                                -----            ----------
   Total                     $3,909.5             $5,874.8          (33.5)%

OPERATING PROFIT
Packaged Foods                 $418.1               $436.7           (4.3)%
Food Ingredients                 25.7                 39.5          (34.9)%
Meat Processing                  49.7                 44.0           13.0%
Agricultural Products             6.0                (39.6)         115.2%
                               ------            ---------
 Total operating profit        $499.5               $480.6            3.9%
 for segments                  ======               ======

Reconciliation of total
operating profit to income
from continuing operations
before equity method investment
earnings, income tax and cumulative
effect of accounting change

Items excluded from segment
 operating profit:
   General corporate expense   $133.7                $71.5           87.0%
   Interest expense, net         59.1                103.5          (42.9)%
   Goodwill amortization          -                   26.7         (100.0)%
                               ------             --------
Income from continuing
operations before equity
method investment earnings,
income tax, and cumulative
effect of accounting change   $306.7               $278.9             10.0%
                              ======               ======

Equity method investment
 earnings                      $11.9                 $9.0             32.2%

Income (loss) from
 discontinued operations,
 net of tax                   $(74.7)               $12.7           (688.2)%

Segment operating profit excludes interest expense, goodwill amortization, general corporate expense, income taxes and equity method investment earnings. Management believes such expenses are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

ConAgra Foods, Inc.

Segment Operating Results
In millions                            TWELVE MONTHS - 52 Weeks Ended
                                       ------------------------------

                                May 25, 2003     May 26, 2002     Percent Change
                                ------------     ------------         -------

SALES
Packaged Foods                   $12,266.1         $12,497.3           (1.8)%
Food Ingredients                   2,192.5           2,020.3            8.5%
Meat Processing                    2,468.7           7,733.4          (68.1)%
Agricultural Products              2,911.9           3,222.0           (9.6)%
                                ------------      ------------
   Total                         $19,839.2         $25,473.0          (22.1)%
                                 ---------         ---------

OPERATING PROFIT
Packaged Foods                    $1,643.0          $1,591.1            3.3%
Food Ingredients                     133.4             198.1          (32.7)%
Meat Processing                       99.4             188.8          (47.4)%
Agricultural Products                 49.2             (35.3)         239.4%
                                   -------          ---------
   Total operating profit for     $1,925.0          $1,942.7           (0.9)%
    segments                      ========           ========

Reconciliation of total operating
profit to income from continuing
operations before equity method
investment earnings, income tax
and cumulative effect of accounting
change

Items excluded from
segment operating profit:
     General corporate expense     $410.5             $279.3           47.0%
     Interest expense, net          276.3              401.1          (31.1)%
     Goodwill amortization            -                108.1         (100.0)%
                                   ------            ---------
Income from continuing operations
before equity method investment
earnings, income tax, and
cumulative effect of
accounting change                $1,238.2           $1,154.2            7.3%
                                 ========           ========

Equity method investment
 earnings                           $37.9              $27.2           39.3%

Income (loss) from discontinued
 operations, net of tax            $(69.2)             $49.3         (240.4)%

Segment operating profit excludes interest expense, goodwill amortization, general corporate expense, income taxes and equity method investment earnings. Management believes such expenses are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

ConAgra Foods, Inc.

Consolidated Statement of Earnings
In millions, except per share amounts      FOURTH QUARTER - 13 Weeks Ended
                                           -------------------------------
                                   May 25, 2003    May 26, 2002   Percent Change
                                   ------------    ------------      -------

Net sales                            $3,909.5          $5,874.8      (33.5)%
                                     --------          --------
Costs and expenses
  Cost of goods sold                 3,008.6           4,920.5      (38.9)%
  Selling, general and administrative
   expenses                            535.1             571.9       (6.4)%
  Interest expense, net                 59.1             103.5      (42.9)%
                                    -----------      ------------
                                    $3,602.8          $5,595.9      (35.6)%
                                    --------          --------

Income from continuing operations before
  equity method investment earnings and
  income taxes                        $306.7            $278.9       10.0%
Equity method investment earnings       11.9               9.0       32.2%
Income taxes                            93.5             108.4      (13.7)%
                                   ---------------  ---------------
Income from continuing operations     $225.1            $179.5       25.4%
                                   -----------       -----------

Discontinued Operations
  Income (loss) from operations of
    discontinued poultry business    $(120.2)            $20.7     (680.7)%
  Income tax (expense) benefit          45.5              (8.0)     668.8%
                                    -----------        -----------
  Income (loss) from discontinued
   operations                         $(74.7)            $12.7     (688.2)%
                                      -------            -----

Net Income                           $ 150.4           $ 192.2      (21.7)%
                                      =======           =======

Income per share - basic
  Income from continuing operations    $0.43             $0.35       22.9%
  Income (loss) from discontinued
   operations                          (0.14)             0.02     (800.0)%
                                      ------              ----
  Net income                           $0.29             $0.37      (21.6)%
                                       =====             =====

  Weighted average shares outstanding  529.2             526.7        0.5%
                                       =====             =====

Income per share - diluted
  Income from continuing operations    $0.42             $0.34       23.5%
  Income (loss) from discontinued
   operations                          (0.14)             0.02     (800.0)%
                                       ------             ----
  Net income                           $0.28             $0.36      (22.2)%
                                       =====             =====

   Weighted average shares and share
      equivalents outstanding          530.0             529.1        0.2%
                                       =====             =====

ConAgra Foods, Inc.

Consolidated Statement of Earnings
In millions, except per share amounts         TWELVE MONTHS - 52 Weeks Ended
                                              ------------------------------
                                May 25, 2003     May 26, 2002     Percent Change
                                ------------     ------------         -------
Net sales                         $19,839.2         $25,473.0        (22.1)%
                                  ---------         ---------
Costs and expenses
   Cost of goods sold              16,016.3          21,495.6        (25.5)%
   Selling, general and
    administrative expenses         2,308.4           2,422.1         (4.7)%
   Interest expense, net              276.3             401.1         (31.1)%
                                 ------------      ------------
                                  $18,601.0         $24,318.8         (23.5)%
                                  ---------         ---------
Income from continuing operations
  before equity method investment
  earnings, income taxes and
  cumulative effect of changes
  in accounting                    $1,238.2          $1,154.2          7.3%
Equity method investment earnings      37.9              27.2         39.3%
Income taxes                          436.0             445.7          (2.2)%
                                   ------------  ----------------
Income from continuing operations
  before cumulative effect of
  changes in accounting            $  840.1          $  735.7          14.2%
                                 -----------       -----------

Discontinued Operations
  Income (loss) from operations of
    discontinued poultry business   $(111.7)            $80.3        (239.1)%
  Income tax (expense) benefit         42.5             (31.0)        237.1%
                                   -----------     --------------
  Income (loss) from discontinued
   operations                        $(69.2)            $49.3        (240.4)%
                                     -------            -----

Cumulative effect of changes in
 accounting                            $3.9             $(2.0)        295.0%

Net Income                          $ 774.8           $ 783.0          (1.0)%
                                    =======           =======

Income per share - basic
  Income from continuing operations*  $1.59             $1.39          14.4%
  Income (loss) from discontinued
   operations                         (0.13)             0.09        (244.4)%
  Cumulative effect of changes in
   accounting                          0.01               --          100.0%
                                       ----               --
  Net income                          $1.47             $1.48          (0.7)%
                                      =====             =====

  Weighted average shares outstanding 528.6             525.8           0.5%
                                      =====             =====

Income per share - diluted
  Income from continuing operations*  $1.58             $1.38          14.5%
  Income (loss) from discontinued
   operations                         (0.13)             0.09        (244.4)%
  Cumulative effect of changes in
   accounting                          0.01               --          100.0%
                                       ----               --
  Net income                          $1.46             $1.47          (0.7)%
                                      =====             =====

  Weighted average shares and share
   equivalents outstanding            530.7             528.0           0.5%
                                      =====             =====

* Prior year includes a charge to retained earnings of $0.01 resulting from the company's redemption of a subsidiary's preferred securities.

ConAgra Foods, Inc.

Consolidated Balance Sheets
In millions

ASSETS                                      May 25, 2003          May 26, 2002
------                                      ------------          ------------
Current assets
   Cash and cash equivalents                 $  628.6              $  157.9
   Receivables, less allowance for doubtful
    accounts of  $86.6 and $101.3               976.0               1,276.4
   Inventories                                3,274.8               4,077.1
   Prepaid and other current assets             863.1                 576.4
   Current assets from discontinued operations  317.1                 346.1
                                                -----                 -----
      Total current assets                    6,059.6               6,433.9

Property, plant and equipment, net            2,819.8               3,449.9

Brands, trademarks and goodwill, net          4,669.9               4,786.0

Other assets                                  1,158.0                 418.9

 Non-current assets from discontinued
  operations                                    364.1                 482.2
                                                -----                 -----

   Total assets                             $15,071.4             $15,570.9
                                            =========             =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Notes payable                              $  26.9                 $30.9
   Current installments of long-term debt       508.7                 209.0
   Accounts payable                           1,277.0               2,103.9
   Advances on sales                            351.3                 374.8
   Other accrued liabilities                  1,493.1               1,452.9
   Current liabilities from discontinued
    operations                                  146.4                 141.9
                                                -----                 -----
      Total current liabilities               3,803.4               4,313.4

Senior long-term debt, excluding current
 installments                                 4,632.2               4,973.7

Other non-current liabilities                 1,062.7               1,015.8

Non-current liabilities from discontinued
 operations                                      13.4                  32.7

Subordinated debt                               763.0                 752.1

Preferred securities of a subsidiary company    175.0                 175.0

Common stockholders' equity                   4,621.7               4,308.2
                                              -------               -------

 Total liabilities and stockholders' equity $15,071.4             $15,570.9
                                            =========             =========